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                                        Exhibit 15



                           May 7, 1996

SYSCO Corporation:

     We are aware that SYSCO Corporation has
incorporated by reference in its Registration
Statements No. 2-73392, 33-10906, 2-76096,
33-45804, 33-45820, 33-60023, 333-01255,
333-01257 and 333-01259 its Form 10Q for the
quarters ended September 30, 1995,
December 30, 1995 and March 30, 1996, which include our reports dated November 9, 1995, February 8, 1996 and April 24, 1996, respectively, covering the unaudited interim financial information contained therein.
Pursuant to Regulation C of the Securities
Act of 1933, those reports are not considered a part of those registration statements prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                     Very truly yours,

                     /s/ ARTHUR ANDERSEN LLP